EXHIBIT 99.1

1275 West Washington Street - Suite 101 Tempe, AZ 85281 (602) 286-5520 www.capstonethx.com Nasdaq: CAPS

FOR FURTHER INFORMATION:
Karen Struck, Investor Relations	Lauren Glaser – The Trout Group
(602) 286-5250	(415) 392-3310
kstruck@capstonethx.com	lglaser@troutgroup.com

Capstone Therapeutics Announces Third Quarter 2009 Financial Results

Tempe, AZ – November 9, 2009 ─ Capstone Therapeutics (Nasdaq: CAPS), trade name of OrthoLogic Corp. (the “Company”), today announced financial results for the third quarter 2009.

The Company reported a net loss of $3.3 million, or $0.08 per share, for the third quarter 2009, compared to a net loss of $3.1 million or $0.08 per share for the third quarter 2008.

The Company incurred a net loss in the nine months ended September 30, 2009 of $10.6 million compared to a net loss of $8.6 million in the same period in 2008.  The $2 million increase in net loss for the nine months ended September 30, 2009 compared to the same period in 2008 resulted primarily from an increase in AZX100 clinical trial activity, purchases of peptide for pre-clinical studies, and reduced interest income due to the decrease in interest rates earned on investments between the two periods and reduction in the amount available for investment.

The Company began 2009 with $48.0 million in cash and investments and ended the third quarter of 2009 with $38.7 million in cash and investments.

Conference Call Information

Management will host a conference call and webcast today, presenting third quarter 2009 operating results, at 4:30pm EST / 3:30pm CST / 2:30pm MST / 1:30pm PST.  The call may be accessed at 888-617-5714 (domestic), 719-457-2656 (international); accompanying slides can be viewed by logging onto the Investors section of the Company’s website, www.capstonethx.com.  A replay will be available beginning November 9, 2009 at 7:30pm EST until midnight November 12, 2009 and may be accessed at 888-203-1112 (domestic) or 719-457-0820 (international) with replay passcode 8466177.

About Capstone Therapeutics

Capstone Therapeutics (trade name of OrthoLogic Corp.) is a biotechnology company committed to developing a pipeline of novel therapeutic peptides aimed at helping patients with under-served medical conditions.  The Company is focused on development and commercialization of two product platforms:  AZX100 and Chrysalin® (rusalatide acetate or TP508).

AZX100 is a novel synthetic 24-amino acid peptide, one of a new class of compounds with effects on both smooth muscle relaxation and fibrosis.  Based on its demonstrated effects in pre-clinical models and safety in clinical trials, AZX100 is currently being evaluated for commercially significant medical applications such as the prevention or reduction of hypertrophic and keloid scarring, treatment of pulmonary fibrosis and intimal hyperplasia.  Capstone has an exclusive worldwide license to AZX100.

Chrysalin, the Company’s novel synthetic 23-amino acid peptide, has been proven in multiple pre-clinical and clinical models to stimulate cellular events leading to angiogenesis, revascularization, and repair of dermal and musculoskeletal tissues.  It is currently being evaluated in disorders that involve vascular endothelial dysfunction, such as acute myocardial infarction and chronic myocardial ischemia.  The Company owns exclusive worldwide rights to Chrysalin.

Capstone Therapeutics Announces Third Quarter 2009 Financial Results

Capstone’s corporate headquarters are in Tempe, Arizona, U.S.A.  For more information, please visit the Company's website: www.capstonethx.com.

Statements in this press release or otherwise attributable to Capstone regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include the timing and acceptability of FDA filings and the efficacy and marketability of potential products, involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include: delays in obtaining or inability to obtain FDA, institutional review board or other regulatory approvals of pre-clinical or clinical testing; unfavorable outcomes in our pre-clinical and clinical testing; the development by others of competing technologies and therapeutics that may have greater efficacy or lower cost; delays in obtaining or inability to obtain FDA or other necessary regulatory approval of our products; our inability to successfully and cost effectively develop or outsource manufacturing and marketing of any products we are able to bring to market; changes in FDA or other regulations that affect our ability to obtain regulatory approval of our products, increase our manufacturing costs or limit our ability to market our product; effects on our stock price and liquidity if we are unable to meet the requirements for continued listing on the NASDAQ Global Market; our need for additional capital in the future to fund the continued development of our product candidates; and other factors discussed in our Form 10-K for the fiscal year ended December 31, 2008, and other documents we file with the Securities and Exchange Commission.

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Editor’s Note:  This press release is also available under the Investors section of the Company’s website at www.capstonethx.com.

Capstone Therapeutics Announces Third Quarter 2009 Financial Results

ORTHOLOGIC CORP.
(dba Capstone Therapeutics)
(A Development Stage Company)
CONDENSED BALANCE SHEETS
(in thousands, except share data)

	September 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$15,047	$23,088
Short-term investments	23,647	22,675
Interest receivable and other current assets	630	1,094

Total current assets	39,324	46,857

Furniture and equipment, net	347	436
Long-term investments	-	2,221

Total assets	$39,671	$49,514

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$727	$1,063
Accrued compensation	599	648
Other accrued liabilities	1,123	281
Total current liabilities	2,449	1,992

Stockholders' Equity
Common Stock $.0005 par value; 100,000,000 shares authorized; 40,775,411 in 2009 and 40,775,411 in 2008 shares issued and outstanding	20	20
Additional paid-in capital	188,575	188,314
Accumulated deficit	(151,373)	(140,812)
Total stockholders' equity	37,222	47,522

Total liabilities and stockholders' equity	$39,671	$49,514

Capstone Therapeutics Announces Third Quarter 2009 Financial Results

ORTHOLOGIC CORP.
(dba Capstone Therapeutics)
(A Development Stage Company)
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,		As a Development Stage Company
					August 5, 2004 -
	2009	2008	2009	2008	September 30, 2009

OPERATING EXPENSES
General and administrative	$604	$815	$2,172	$2,378	$22,247
Research and development	2,843	2,817	9,030	7,845	82,549
Purchased in-process research and development	-	-	-	-	34,311
Other	-	-	-	-	(375)
Total operating expenses	3,447	3,632	11,202	10,223	138,732

Interest and other income, net	(150)	(488)	(641)	(1,659)	(13,275)
Loss from continuing operations	3,297	3,144	10,561	8,564	125,457
Income tax benefit	-	-	-	-	(7)
Loss from continuing operations	3,297	3,144	10,561	8,564	125,450
Discontinued operations - net gain on sale of the bone device business, net of taxes of $267	-	-	-	-	(2,202)
NET LOSS	$3,297	$3,144	$10,561	$8,564	$123,248
Per share information:
Net loss, basic and diluted	$0.08	$0.08	$0.26	$0.21
Basic and diluted shares outstanding	40,775	40,775	40,775	41,200